Exhibit 99.3

Houghton Mifflin Harcourt Company and EdTech Unaudited Pro Forma Condensed Combined Financial Information

On May 29, 2015, Houghton Mifflin Harcourt Publishing Company, a Massachusetts corporation (“HMH”), a wholly owned subsidiary of Houghton Mifflin Harcourt Company, a Delaware corporation (the “Company”), completed the acquisition (the “Acquisition”) of the assets comprising the Educational Technology and Services business (“EdTech”) of Scholastic Corporation (the “Parent Seller”) and Scholastic Inc., a wholly owned subsidiary of the Parent Seller (a “Seller” and, together with the Parent Seller, the “Sellers”), pursuant to the Stock and Asset Purchase Agreement (the “Acquisition Agreement”), dated April 23, 2015, between HMH and the Sellers.

In connection with the Acquisition, HMH paid to the Sellers an aggregate purchase price of $575.0 million in cash, subject to adjustments for working capital, which was financed with a portion of the proceeds from the New Term Loan Facility (defined below). In accordance with the Acquisition Agreement, $34.5 million of the purchase price was deposited into an escrow account to be held for 18 months as security for potential indemnification obligations of the Sellers. Portions of such escrow will be released periodically during the 18-month period upon fulfillment of certain service levels under a transition services agreement entered into as of May 29, 2015 between the Seller and HMH for the provision of certain transition support services by the Sellers to the EdTech business and HMH after the closing.

The “New Term Loan Facility” is an amended and restated term loan facility entered into on May 29, 2015 by the Company, as a guarantor, its wholly-owned subsidiaries, Houghton Mifflin Harcourt Publishers Inc., HMH Publishers LLC and HMH, as borrowers (the “Borrowers”), the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent, to increase the Borrowers’ existing term loan credit facility from $178.9 million to $800.0 million, all of which was drawn at the closing of the New Term Loan Facility. The New Term Loan Facility matures on May 29, 2021 and the interest rate on the term loans is based, at the Borrowers’ election, on LIBOR plus 3.00% or an alternative base rate plus 2.00%. LIBOR is subject to a floor of 1.00%. The New Term Loan Facility is guaranteed by the Company and its for-profit domestic subsidiaries and secured by substantially all assets of the Company and its for-profit domestic subsidiaries pursuant to the amended and restated guarantee and collateral agreement dated as of May 29, 2015 between the Company, the Borrowers, the other guarantors and Citibank, N.A., as collateral agent.

The New Term Loan Facility may be prepaid, in whole or in part, at any time, without premium, except in the case of a re-pricing event within the first 6 months of the New Term Loan Facility, in which case, a 1.00% premium shall be paid. The New Term Loan Facility is required to be repaid in equal quarterly installments equal to 0.25% of the aggregate principal amount outstanding under the New Term Loan Facility immediately prior to the first quarterly payment date.

The unaudited pro forma condensed combined financial information presented below is derived from the historical financial statements of the Company and EdTech, adjusted to give effect to the Acquisition and its financing described above and adjusted for certain product lines not acquired. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the respective historical financial information from which it was derived, including:

•	The historical financial statements and the accompanying notes of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

•	The unaudited financial information and the accompanying notes of the Company included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015.

•	The historical financial information and the accompanying notes of EdTech for the year ended May 31, 2014.

•	The historical unaudited financial information and accompanying notes as of February 28, 2015, and the statements of operations for the nine months ended February 28, 2015 and 2014.

The unaudited pro forma condensed combined balance sheet as of March 31, 2015 gives effect to the Acquisition and its financing as if they had occurred on March 31, 2015. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 and the three months ended March 31, 2015 give effect to the Acquisition and its financing as if they had occurred on January 1, 2014.

The pro forma adjustments are preliminary and have been made solely for informational purposes. The actual results reported by the Company in periods following the Acquisition may differ significantly from that reflected in these unaudited pro forma condensed combined financial statements for a number of reasons, including but not limited to cost savings from operating efficiencies, synergies, and the impact of the incremental costs incurred in integrating EdTech. As a result, the pro forma condensed combined financial information is not intended to represent and does not purport to be indicative of what the combined financial condition or results of operations of the Company and EdTech would have been had the Acquisition and its financing been completed on the applicable dates of this pro forma condensed combined financial information. In addition, the pro forma condensed combined financial information does not purport to project the future financial condition and results of operations of the Company or EdTech. In the opinion of management, all necessary adjustments to the unaudited pro forma financial information have been made.

The pro forma condensed combined financial statements are based on various assumptions, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from the Sellers. The pro forma assumptions and adjustments are described in the accompanying notes presented on the following pages. Pro forma adjustments are those that are directly attributable to the Acquisition, are factually supportable and, with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the consolidated results. The final purchase price and the allocation thereof may differ from that reflected in the pro forma condensed combined financial statements after final valuation procedures are concluded and estimates are refined. The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies or synergies that could result from the Acquisition.

PART 1 – FINANCIAL INFORMATION

Item 1. Consolidated Financial Statements (Unaudited)

Houghton Mifflin Harcourt Company

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

	As of March 31, 2015
	Historical
(in thousands of dollars)	HMH	EdTech (As of February 28, 2015)	Pro Forma Adjustments	Notes (See Note 4)	Financing Adjustments	Notes (See Note 4)	Pro Forma Condensed Combined
Assets
Current assets
Cash and cash equivalents	$562,037	$10	$(571,869)	(a), (b), (s)	$603,291	(i), (j)	$593,469
Accounts receivable, net	196,803	27,151	(407)	(m)	—		223,547
Inventories	213,445	13,514	(524)	(c)	—		226,435
Prepaid expenses and other assets	21,131	526	—		—		21,657

Total current assets	993,416	41,201	(572,800)		603,291		1,065,108
Property, plant, and equipment, net	133,664	1,608	(381)	(s)	—		134,891
Pre-publication costs, net	232,198	90,316	3,692	(e)	—		326,206
Royalty advances to authors, net	47,498	941	—		—		48,439
Goodwill	532,921	22,673	247,503	(f)	—		803,097
Other intangible assets, net	775,608	3,964	210,066	(g)	—		989,638
Deferred income taxes	3,705	—	—		—		3,705
Other assets	23,519	28	—		11,588	(k), (l)	35,135

Total assets	$2,742,529	$160,731	$(111,920)		$614,879		$3,406,219

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$2,500	$—	$—		$5,500	(i)	$8,000
Accounts payable	76,988	8,642	—		—		85,630
Royalties payable	55,935	5,025	—		—		60,960
Salaries, wages, and commissions payable	17,057	—	3,718	(u)	—		20,775
Deferred revenue	154,391	36,872	(12,506)	(d), (s)	—		178,757
Interest payable	40	—	—		—		40
Severance and other charges	5,876	—	—		—		5,876
Accrued postretirement benefits	2,037	—	—		—		2,037
Other liabilities	37,650	14,466	(13,674)	(s), (u)	—		38,442

Total current liabilities	352,474	65,005	(22,462)		5,500		400,517
Long-term debt	176,449	—	—		611,551	(i)	788,000
Long-term deferred revenue	357,985	—	—		—		357,985
Accrued pension benefits	17,826	—	—		—		17,826
Accrued postretirement benefits	25,844	—	—		—		25,844
Deferred income taxes	106,230	3,140	(3,140)	(s)	—		106,230
Other liabilities	95,513	799	—		—		96,312

Total liabilities	1,132,321	68,944	(25,602)		617,051		1,792,714

Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—	—		—		—
Common stock	1,432	—	—		—		1,432
Treasury stock	—	—	—		—		—
Capital in excess of par value	4,796,427	91,787	(91,787)	(h)	—		4,796,427
Accumulated deficit	(3,159,853)	—	5,469	(b), (s)	(2,172)	(k)	(3,156,556)
Accumulated other comprehensive loss	(27,798)	—	—		—		(27,798)

Total stockholders’ equity	1,610,208	91,787	(86,318)		(2,172)		1,613,505

Total liabilities and stockholders’ equity	$2,742,529	$160,731	$(111,920)		$614,879		$3,406,219

The accompanying notes are an integral part of these consolidated financial statements.

Unaudited Pro Forma Condensed Combined Statements of Operations

	Historical
(in thousands of dollars, except share and per share information)	HMH (For the Year Ended December 31, 2014)	EdTech (For the Year Ended February 28, 2015	Pro Forma Adjustments	Note (See Note 4)	Pro forma Condensed Combined
Net sales	$1,372,316	$231,821	$(11,973)	(s), (v)	$1,592,164
Costs and expenses
Cost of sales, excluding pre-publication and publishing rights amortization	588,726	98,279	(36,025)	(n), (o), (s)	650,980
Publishing rights amortization	105,624	—	—		105,624
Pre-publication amortization	129,693	—	29,221	(n), (r)	158,914

Cost of sales	824,043	98,279	(6,804)		915,518
Selling and administrative	612,535	108,410	6,676	(b), (n), (s)	727,621
Other intangible asset amortization	12,170	1,422	11,754	(p)	25,346
Impairment charge for investment in preferred stock	1,679	—	—		1,679
Severance and other charges	7,300	—	—		7,300

Operating income (loss)	(85,411)	23,710	(23,599)		(85,300)

Other income (expense)
Interest expense	(18,245)	—	(24,301)	(q)	(42,546)
Change in fair value of derivative instruments	(1,593)	—	—		(1,593)

Income (loss) before taxes	(105,249)	23,710	(47,900)		(129,439)
Income tax expense (benefit)	6,242	9,189	(9,189)	(t)	6,242

Net income (loss)	$(111,491)	$14,521	$(38,711)		$(135,681)

Net income (loss) per share attributable to common stockholders
Basic	$(0.79)				$(0.97)

Diluted	$(0.79)				$(0.97)

Weighted average shares outstanding
Basic	140,594,689				140,594,689

Diluted	140,594,689				140,594,689

The accompanying notes are an integral part of this unaudited condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statements of Operations

	Historical
(in thousands of dollars, except share and per share information)	HMH (For the three months ended March 31, 2015	EdTech (For the three months ended Ended February 28, 2015	Pro Forma Adjustments	Note (See Note 4)	Pro forma Condensed Combined
Net sales	$162,669	$34,330	$(2,115)	(s), (v)	$194,884
Costs and expenses
Cost of sales, excluding pre-publication and publishing rights amortization	96,569	20,651	(9,247)	(n), (s)	107,973
Publishing rights amortization	23,143	—	—		23,143
Pre-publication amortization	26,463	—	7,457	(n), (r)	33,920

Cost of sales	146,175	20,651	(1,790)		165,036
Selling and administrative	143,009	25,698	(1,010)	(b), (n), (s)	167,697
Other intangible asset amortization	3,218	395	2,302	(p)	5,915
Severance and other charges	1,057	—	—		1,057

Operating income (loss)	(130,790)	(12,414)	(1,617)		(144,821)

Other income (expense)
Interest expense	(5,954)	—	(3,480)	(q)	(9,434)
Change in fair value of derivative instruments	(2,220)	—	—		(2,220)

Income (loss) before taxes	(138,964)	(12,414)	(5,097)		(156,475)
Income tax expense (benefit)	20,976	(5,315)	5,315	(t)	20,976

Net loss	$(159,940)	$(7,099)	$(10,412)		$(177,451)

Net income (loss) per share attributable to common stockholders
Basic	$(1.12)				$(1.25)

Diluted	$(1.12)				$(1.25)

Weighted average shares outstanding
Basic	142,364,327				142,364,327

Diluted	142,364,327				142,364,327

The accompanying notes are an integral part of this unaudited condensed combined financial information.

Notes to Unaudited Condensed Combined Pro Forma Financial Information

Note 1 - Basis of Presentation

The unaudited pro forma combined condensed financial information was prepared using the acquisition method of accounting. The unaudited pro forma condensed combined consolidated balance sheet presents the historical unaudited balance sheets of the Company as of March 31, 2015 and of EdTech as of February 28, 2015. The full-year unaudited pro forma condensed combined statement of operations presents the audited statement of operations of the Company for the twelve months ended December 31, 2014 and unaudited statement of operations of EdTech for the twelve months ended February 28, 2015. Further, the interim unaudited pro forma condensed combined statement of operations presents the unaudited statement of operations of the Company for the three months ended March 31, 2015 and of EdTech for the three months ended February 28, 2015. Certain adjustments have been made to the historical financial statements of EdTech to conform to the presentation and accounting policies of the Company, and for the exclusion of specific product lines not included in the Acquisition.

The accompanying unaudited pro forma condensed combined balance sheet gives effect to the Acquisition and its financing as if they had been consummated on March 31, 2015. The unaudited pro forma condensed combined statements of operations give effect to all of the above as if they had been consummated on January 1, 2014.

Due to different fiscal periods for the Company and EdTech, the March 31, 2015 unaudited pro forma condensed combined balance sheet is based upon the historical unaudited balance sheet data of the Company as of March 31, 2015 and EdTech as of February 28, 2015. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2014, includes the Company’s audited historical statement of operations for the year ended December 31, 2014 and the unaudited historical statement of operations of EdTech for the twelve months ended February 28, 2015 which was derived by using the audited financial statements for the year ended May 31, 2014 and adding the nine months interim period ended February 28, 2015 and excluding the corresponding, comparable, preceding nine month interim period, and is the full-year pro forma results of the combined Company. The unaudited pro forma combined statement of operations for the three months ended March 31, 2015, includes the Company’s unaudited historical statement of operations the three months ended March 31, 2015 and of EdTech for the three months ended February 28, 2015, and is the three month pro forma results of the combined Company. The difference in fiscal periods between the Company and EdTech does not result in material misstatements in the combined pro-forma financial statements.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and does not purport to represent what the actual consolidated financial position or results of operations of the Company would have been had the Acquisition and its financing occurred on the dates assumed, nor are they indicative of the Company’s future consolidated financial position or results of operations. The pro forma adjustments have been developed based on assumptions and estimates, including assumptions related to the preliminary allocation of the consideration paid to the assets acquired and liabilities assumed of EdTech. The final allocation may differ from that reflected in the pro forma financial information after final valuation procedures are performed and amounts are finalized. In addition, the unaudited condensed combined pro forma financial information does not reflect any cost savings from operating efficiencies or synergies that could result from the Acquisition.

In accordance with accounting guidance for business combinations, Acquisition-related transaction costs are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. Total Acquisition-related transaction costs incurred by the Company were $5.2 million. These Acquisition costs are excluded from the unaudited pro forma financial statements through pro forma adjustments.

Note 2 – Acquisition of EdTech

On May 29, 2015, HMH completed the Acquisition. HMH paid an aggregate purchase price of $575.0 million in cash, subject to adjustments for working capital, which was financed with a portion of the proceeds from the New Term Loan Facility (See Note 3. Financing for additional information).

Notes to Unaudited Condensed Combined Pro Forma Financial Information

The purchase price was allocated based on the fair value of the identified assets and acquired liabilities assumed as of the date of the Acquisition. The preliminary amounts were allocated as of May 29, 2015 as follows (in thousands) and are expected to be finalized during the third or fourth quarter of 2015, subject to final working capital adjustments:

Accounts receivable, net of allowance for bad debts and book returns of $2.2 million	$31,237
Inventory	13,714
Prepaid expenses and other assets	803
Property, plant, and equipment	1,725
Pre-publication costs	98,610
Royalty advances to authors	1,093
Goodwill	251,002
Other intangible assets:
Trade names	54,730
Customer relationships	159,300
Other assets	28
Accounts payable	(8,117)
Royalties payable	(2,573)
Deferred revenue	(20,189)
Other accruals	(5,680)

Total purchase price	$575,683

Assets acquired and liabilities assumed are presented at their estimated fair values. Estimated fair values are based on various valuation methodologies including: an income approach for the intangible assets; cost to deliver plus profit margin for deferred revenue; and an estimated realizable value approach using historical trends and other relevant information for accounts receivable and certain accrued liabilities. For all other assets and liabilities, the fair value is assumed to represent carrying value due to their short maturities. The excess of the fair value of the consideration conveyed over the fair value of the net assets acquired is presented as goodwill. Goodwill is primarily the result of expected synergies from combining the EdTech business with the Company. All goodwill and identifiable intangibles arising from the Acquisition will be deductible for tax purposes.

The fair value of the other intangible assets was primarily based upon the income approach. The rate used to discount the net cash flows to their present value was based upon the weighted average cost of capital of 9.6% and considers the related risk of the intangible asset. This discount rate was determined based on the Capital Asset Pricing Model, which looks at the risk free rate and applies a market risk premium, business risk premium and size risk premium to the risk free rate to calculate the cost of equity. The weighted average cost of capital considers the cost of equity and a market participant cost of debt and capital structure. Both the tradenames and the customer relationships were valued using a form of the income approach. The tradenames were valued using a relief-from-royalty method. The principle behind the relief-from-royalty method is that the economic value of an asset can be estimated based on the cost savings that accrue to the owner of an intangible asset through the avoidance of royalties or license fees that would otherwise be incurred through the use of the asset. The customer relationships were valued using a multi-period excess earnings method. The principle behind the multiple period excess-earnings method is that the value of the intangible asset is equal to the present value of the after-tax cash flows attribution to the asset only.

The customer relationships (expected useful life of 25 years) will be amortized using an accelerated depreciation method based on the projected annual revenue, which approximates the pattern in which the economic benefits are expected to be realized. The tradenames will be amortized on a straight-line basis over the useful life of 20 years. Estimated amortization of the intangible assets in the future fiscal years, subject to the completion of the purchase price allocation for the Acquisition, is as follows (in thousands):

Estimated amortization of intangible assets in future years:
(in thousands)
	Tradenames	Customer Relationships
2015	$1,596	$7,084
2016	2,737	8,052
2017	2,737	7,879
2018	2,737	7,709
2019	2,737	7,544
Thereafter	42,186	121,032

Totals	$54,730	$159,300

The fair values presented above are based upon a preliminary valuation. Estimates and assumptions used in such valuation are subject to change. The actual amounts recorded when the final valuation is complete may differ materially from the pro forma amounts presented herein.

Note 3 – Financing

In connection with completing the Acquisition, the Company amended its previous term loan agreement (“Old Term Loan”) and entered the New Term Loan Facility, using a portion of the proceeds to fund the Acquisition. The amendment increased its outstanding term loan credit facility from $178.9 million to $800.0 million, all of which was drawn at closing. The New Term Loan Facility matures on May 29, 2021 and the interest rate is based, at the Borrowers’ election, on LIBOR plus 3.00% or an alternative base rate plus applicable margins. LIBOR is subject to a floor of 1.0%. The New Term Loan Facility may be prepaid, in whole or in part, at any time, without premium, except in the case of a re-pricing event within the first 6 months of the New Term Loan Facility, in which case, a 1.00% premium shall be paid. The New Term Loan Facility is required to be repaid in equal quarterly installments equal to 0.25% of the aggregate principal amount outstanding under the New Term Loan Facility immediately prior to the first quarterly payment date.

Information regarding financing sources and uses for the Acquisition is as follows (in thousands):

Sources of funds:
New Term Loan Facility, net of $4.0 million discount	$796,000

Total sources	$796,000

Uses of funds:
Acquisition of EdTech	$575,683
Repayment of Old Term Loan extinguishment	178,949
Transaction costs for New Term Loan Facility	15,648
Transaction costs for the Acquisition	5,245
Remaining Cash	20,475

Total uses	$796,000

Notes to Unaudited Condensed Combined Pro Forma Financial Information

Note 4 - Unaudited Pro Forma and Financing Adjustments

The following is a summary of the pro forma and financing adjustments made to the unaudited pro forma financial information for the unaudited pro forma condensed combined balance sheet as of March 31, 2015 and the unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2014 and three months ended March 31, 2015, and should be read in conjunction with the Notes 1 – 3.

(a)	To record the use of the cash received from the New Term Loan Facility to fund the purchase price paid for EdTech. See Note 3 for further reference. The purchase price decreased by $2.0 million, as result of a working capital adjustment that was reached in July whereby the Sellers are due to pay the Company cash.

(b)	To eliminate the effects of transaction costs directly attributable to the Acquisition.

(c)	To record the EdTech inventory acquired from the Sellers at fair value, net of inventory set up of $0.6 million and adjustments for materials for which our right to sell may be limited.

(d)	To record the deferred revenue at estimated fair value, resulting in a decrease in the deferred revenue balance.

(e)	To record the EdTech pre-publication costs at the estimated fair value at the date of the Acquisition.

(f)	To record the portion of the total purchase price allocated to goodwill, representing the excess of the consideration transferred over the net assets acquired. See the preliminary purchase price allocation table in Note 2 – Acquisition of EdTech for further reference. Goodwill will not be amortized, but will be evaluated for impairment on an annual basis or more frequently if a triggering event occurs. The difference between the goodwill in Note 2 and in the pro forma adjustments relates to assets and liabilities not acquired and working capital adjustments between February 28, 2015 and May 29, 2015.

(g)	To record the EdTech intangible assets acquired from Sellers at fair value. The Company primarily used the income approach to fair value the intangible assets acquired (trade names, customer relationships). Each intangible asset will be amortized using the method that approximates the pattern in which the economic benefits are expected to be realized, see Note.2 Acquisition of EdTech for further reference.

(h)	To eliminate EdTech’s historical balance of stockholders’ equity.

(i)	To record the impact of the New Term Loan Facility, representing an amended and restated credit facility, entered into by the Company to fund the Acquisition. The New Term Loan Facility increased the size of the term loan of the Company to $800.0 million and included an amendment to the Old Term Loan whereby the Company repaid the outstanding Old Term Loan balance of $178.9 million. The net impact of the New Term Loan Facility and amendment of the Old Term Loan resulted in an increase to the current portion of long-term debt of $5.5 million and an increase to long-term debt of $611.5 million.

(j)	To record the cash proceeds received from entering into the New Term Loan Facility, net of issuance costs capitalized of $13.8 million and an original issue discount of $4.0 million.

(k)	To record an adjustment to write off prior deferred financing costs of $2.2 million resulting from the amendment to, and repayment of, the Old Term Loan.

(l)	To record the deferred issuance costs of $13.8 million related to the Company entering into the New Term Loan Facility. The deferred issuance costs will be amortized on a straight-line basis over the six year term of the loan.

(m)	To adjust accounts receivable based on the estimate of allowance for doubtful accounts calculated in accordance with Company policy.

(n)	To record the following reclassification adjustments for consistency of accounting presentation:

•	Reclassify $28.5 million and $7.3 million of pre-publication amortization expense for the year ended December 31, 2014 and three months ended March 31, 2015, respectively, initially presented by EdTech as Cost of sales to the Pre-publication amortization line item.

•	Reclassify $7.8 million and $1.9 million of certain expenses for the year ended December 31, 2014 and three months ended March 31, 2015, respectively, from Cost of sales to Selling and administrative expense.

(o)	To record the Cost of product revenues of $0.6 million for the inventory step-up. Incremental inventory step-up cost is recorded as Cost of sales as the related inventory is sold.

(p)	To record the incremental amortization expense from the $214.0 million of intangible assets acquired. The intangible assets acquired include trade names and customer relationships. The customer relationships have an expected useful life of 25 years and will be amortized using an accelerated depreciation method based on the projected annual revenue, which approximates the pattern in which the economic benefits are expected to be realized. The trade names will be amortized on a straight-line basis over the useful life of 20 years. Refer to Note 2. Acquisition of EdTech for additional information. The following represents the pro forma adjustments for the intangible asset amortization:

(in thousands)	Year Ended December 31, 2014	Three Months Ended March 31, 2015
Tradenames amortization	$2,737	$684
Customer relationships amortization	10,439	2,013

Total other intangible asset amortization	$13,176	$2,697

The amounts included in the pro forma adjustment include elimination of amortization expense of $1.4 million and $0.4 million for the twelve months ended December 31, 2014 and the three months ended February 28, 2015, respectively.

(q)	To record the increase of interest expense, related to the New Term Loan Facility, resulting in an increase in the borrowing amount to $800 million. The interest expense adjustment includes the interest associated with New Term Loan Facility and amortization of the deferred issuance costs and discount over the term of the loan of $37.3 million and $8.5 million for the twelve and three months ended December 31, 2014 and March 31, 2015, respectively. The increase in interest expense was offset by the elimination of the historical interest expense, including deferred issuance costs, associated with the existing Old Term Loan that was amended and repaid in conjunction with the Acquisition in the amounts of $13.0 million and $5.0 million for the twelve and three months ended December 31, 2014 and March 31, 2015, respectively.

Each 0.125% variance in the assumed interest rate of the term loan facilities would change pro forma interest expense by (in millions):

(in thousands)	Year Ended December 31, 2014	Three Months Ended February 28, 2015
Term loan interest expense	$726	$173

(r)	To record the incremental pre-publication cost amortization of $0.8 million for the twelve months ended December 31, 2014 and $0.2 million for the three months ended March 31, 2015. The pre-publication amortization is for the adjustment to record the pre-publication cost at fair value and is amortized using an accelerated depreciation method based on the projected annual revenue, which approximates the pattern in which the economic benefits are expected to be realized.

(s)	To record an adjustment for the results associated with certain assets and liabilities associated with certain product lines, along with the associated revenues and costs, that were not acquired as part of the Acquisition.

(in thousands)	Year Ended February 28, 2015	Three Months Ended February 28, 2015
Net sales	$(3,297)	$(855)
Cost of sales, excluding pre-publication and publishing rights amortization	(241)	(44)
Selling and administrative	(898)	(216)
Income tax benefit	(209)	—

(in thousands)	As of February 28, 2015
Cash and cash equivalents	(10)
Property, plant and equipment, net	$(381)
Other liabilities	(9,956)
Deferred income taxes	(3,140)
Deferred revenue	(1,800)
Accumulated deficit	1,410

(t)	To eliminate income tax expense (benefit) of $9.2 million and $(5.3) million for the twelve months and three months ended February 28, 2015, respectively, as the combined entity would be in an overall net loss position for both periods and the amount of interim tax benefit recorded for the year-to-date ordinary loss is limited to the amount that is expected to be realized during the year or recognizable as a deferred tax asset at year end. Additionally, there would be no material impact on the tax expense of the Company due to the acquisition being structured as an asset acquisition and there were no indefinite lived intangibles which would have resulted in additional deferred liability and tax expense.

(u)	To reclass the accrued commission liability from Other liabilities to Salaries, wages and commissions payable, consistent with the Company’s presentation.

(v)	To record the effect of the write down on deferred revenue to estimated fair value during the period.